EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Axon Enterprise, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Axon Enterprise, Inc. on Form S-3 (File No. 333-224918) and on Forms S-8 (File Nos. 333-212069, 333-190442, 333-190441, 333-161183, 333-125455, 333-225660, 333-225661, 333-230549 and 333-233904).

/s/ GRANT THORNTON LLP

Phoenix, Arizona

February 25, 2021